Exhibit 99.1

Avon Reports First-Quarter 2018 Results
First-quarter earnings per share improved despite revenue declines

LONDON, May 3, 2018 - Avon Products, Inc. (NYSE:AVP), a globally recognized leader in direct selling of beauty and related products, today announced its results for the quarter ended March 31, 2018.

Jan Zijderveld, Avon CEO, said, “Avon’s first-quarter results were unsatisfactory and do not represent the underlying potential of the business. During my first 90 days, I have been deeply engaged in a comprehensive review of the Company’s operations, including on-the-ground visits to many of our top markets where I have met with many of our direct selling Representatives.”

Zijderveld emphasized, “While we are focused on the formulation of Avon’s longer-term plans, we are already implementing near-term fixes that support the success and satisfaction of our Representatives--starting with actions to improve service delivery. Our long-term mission is clear, to return Avon to a competitive market position, and we are moving with deliberate urgency to design our turnaround plan.”

Highlights for First Quarter of 2018:

•
Total Revenue increased 5% to $1.4 billion, or 2% in constant dollars[1], both including a 6% reporting benefit due to the impact of adopting the new revenue recognition standard required by generally accepted accounting principles in the United States ("GAAP")

•	Active Representatives and Ending Representatives declined 4% and 1%, respectively, largely due to declines in Brazil

•	Operating Margin increased 100 bps to 3.2% and Adjusted[1] Operating Margin increased 100 bps to 4.0%, both including a benefit of 120 bps due to the impact of the new revenue recognition standard

•
Diluted Loss Per Share From Continuing Operations of $0.06 and Adjusted Diluted Loss Per Share From Continuing Operations of $0.02, both including a $0.03 benefit due to the impact of the new revenue recognition standard

During the first quarter, the Company adopted the new GAAP revenue recognition standard, which had a significant impact on the presentation of sales incentives and Representative fees and associated costs, primarily for brochures. The Company adopted the standard as a cumulative-effect adjustment as of January 1, 2018, therefore, comparative information for prior periods has not been restated. Where appropriate, the impact from adopting the new standard has been separately quantified in this release.

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New Revenue Recognition Standard (Accounting Standards Codification Topic ("ASC" 606), Revenue from Contracts with Customers)
As further discussed in Avon's Form 10-Q for the quarter ended March 31, 2018, the Company adopted ASC 606, as a cumulative-effect adjustment to retained earnings, as of January 1, 2018. The impact of the cumulative-effect adjustment to the Company's Consolidated Balance Sheets is primarily driven by sales incentives and Representative fees and associated costs, primarily for brochures.
Historically, the cost of sales incentives was presented as other accrued liabilities and prepaid expenses and other and recognized in selling, general and administrative expenses ("SG&A") over the period that the sales incentive was earned. Under the new standard, the portion of sales incentives or prospective discounts that are associated with a distinct performance obligation are initially deferred on the balance sheet and recognized in net sales and cost of sales when the performance obligation is satisfied.
Historically, brochure costs were initially deferred to prepaid expenses and other and charged to SG&A over the campaign length. Under the new standard, the revenue associated with brochures is recognized in other revenue when delivered to the Representative and the related cost is recognized in cost of sales, except in the case of costs for free brochures which are recognized in SG&A. In addition, other fees paid by Representatives to the Company for items such as late payments and payment processing are now reported as revenue, rather than as a reduction of SG&A. The other changes resulting from the new revenue recognition standard were not material.

The impact of the change in accounting for revenue recognition on first-quarter 2018 performance is summarized on pages 13-14 of this release.
First-Quarter 2018 Income Statement Review (compared with first-quarter 2017)

•
Total revenue for Avon Products, Inc. increased 5% to $1.4 billion, or 2% in constant dollars, both including a benefit of approximately 6% due to the impact of adopting the new revenue recognition standard.

•	Active Representatives declined 4% primarily due to decreases in South Latin America and North Latin America.

•
Average order in constant dollars increased 6%, including a benefit of approximately 6% due to the impact of adopting the new revenue recognition standard. Growth in South Latin America was offset by a declines in the other segments, primarily Europe, Middle East & Africa.

•	Ending Representatives declined 1% primarily due to declines in South Latin America and North Latin America that were partially offset by growth in Europe, Middle East & Africa.

•
Gross margin and Adjusted gross margin each decreased 280 basis points to 58.4%, including a decline of approximately 310 basis points due to the impact of adopting the new revenue recognition standard. The change in gross margin was primarily due to the favorable net impact of price/mix partially offset by higher supply chain costs.

•
Operating margin was 3.2% in the quarter, up 100 basis points, while Adjusted operating margin was 4.0%, up 100 basis points, both including a benefit of approximately 120 basis points due to the implementation of the new revenue recognition standard. The operating margin and Adjusted operating margin year-over-year comparisons were both unfavorably impacted by higher Representative, sales leader and field expense, partially offset by lower bad debt expense, primarily in Brazil.

•
The provision for income taxes was $32 million, compared with $30 million for first-quarter 2017. On an Adjusted basis, the provision for income taxes was $24 million, compared with $31 million for first-quarter 2017.

•
Net loss was $21 million, or $0.06 per diluted share, including a benefit of $0.03 per diluted share due to the impact of the new revenue recognition standard, compared with a loss of $37 million, or $0.10 per diluted share, for first-quarter 2017. Adjusted net loss was $3 million, or $0.02 per diluted share, including a benefit of $0.03 per diluted share due to the impact of the new revenue recognition standard, compared with a loss of $28 million, or $0.07 per diluted share, for first-quarter 2017.

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Adjustments to First-Quarter 2018 GAAP Results to Arrive at Adjusted Results
During the first quarter of 2018, the following adjustments were made to GAAP results to arrive at Adjusted results and, in total, reduced Diluted loss per share by approximately $0.04:

•
The Company recorded costs to implement ("CTI") restructuring within operating profit of approximately $11 million before tax (approximately $9 million after tax), primarily related to the Transformation Plan.

•	The Company recorded one-time tax reserves of approximately $9 million associated with its uncertain tax positions.

THREE MONTHS ENDED MARCH 31, 2018

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 1Q17	% var. vs 1Q17	% var. vs 1Q17	% var. vs 1Q17	% var. vs 1Q17	% var. vs 1Q17	% var. vs 1Q17

Europe, Middle East & Africa	$568.4	12%	2%	(1)%	3%	1%	1%	3%
South Latin America	497.1	—	4	(6)	10	(5)	9	(3)
North Latin America	195.6	1	(3)	(6)	3	(10)	7	(5)
Asia Pacific	111.4	(2)	(3)	(1)	(2)	(5)	2	(2)
Total from reportable segments	1,372.5	5	2	(4)	6	(3)	5	(1)
Other operating segments and business activities	21.0	6	4	(5)	9	41	(37)	(5)
Total Avon	$1,393.5	5%	2%	(4)%	6%	(3)%	5%	(1)%

Operating Profit/Margin	2018 Operating Profit US$	2018 Operating Margin US$	Change in US$ vs 1Q17	Change in C$ vs 1Q17

Segment profit/margin
Europe, Middle East & Africa	$74.4	13.1%	(140) bps	(170) bps
South Latin America	27.2	5.5	280	290
North Latin America	20.8	10.6	(50)	(60)
Asia Pacific	10.4	9.3	(240)	(170)
Total from reportable segments	132.8	9.7	40	10
Other operating segments and business activities	2.2
Unallocated global expenses	(79.2)
CTI restructuring initiatives	(10.9)
Total Avon	$44.9	3.2%	100 bps	60 bps

Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Australia and New Zealand, which the Company announced it would exit in 2018.

Page | 3

First-Quarter 2018 Segment Review (compared with first-quarter 2017)
With regards to the discussion below on segment revenue, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.
Total Reportable Segment revenue increased 5% to $1.4 billion, or 2% in constant dollars, both including a benefit of approximately 6% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by declines in Active Representatives, primarily in Brazil and Mexico. The Company experienced continued variability with challenges in key markets, particularly Brazil.

•
Europe, Middle East & Africa revenue was up 12%, or 2% in constant dollars, both including a benefit of approximately 5% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were negatively impacted by a decrease in Active Representatives and lower average order.

◦
Russia revenue was up 9%, or 4% in constant dollars, both including a benefit of approximately 8% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were negatively impacted by lower average order and a decrease in Active Representatives.

◦
U.K. revenue was up 1%, or down 9% in constant dollars, both including a benefit of approximately 5% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were negatively impacted by a decrease in Active Representatives.

•
South Latin America revenue was relatively unchanged, or up 4% in constant dollars, both including a benefit of approximately 9% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were negatively impacted by a decrease in Active Representatives. Revenue and constant-dollar revenue were primarily impacted by a decline in Brazil, partially offset by growth in Argentina, driven by inflationary pricing.

◦
Brazil revenue was down 4%, or 1% in constant dollars, both including a benefit of approximately 11% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were negatively impacted by a decrease in Active Representatives, as well as lower average order.

•
North Latin America revenue was up 1%, or down 3% in constant dollars, both including a benefit of approximately 5% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were negatively impacted by a decrease in Active Representatives and, to a lesser extent, by lower average order.

◦
Mexico revenue was up 6%, or down 1% in constant dollars, both including a benefit of approximately 5% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were negatively impacted by a decrease in Active Representatives.

•
Asia Pacific revenue was down 2%, or 3% in constant dollars, both including a decline of 1% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were negatively impacted by a decrease in Active Representatives, most significantly in Malaysia, as well as lower average order.

◦
Philippines revenue was down 5%, or 2% in constant dollars, both including a benefit of approximately 1% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were negatively impacted by lower average order, partially offset by an increase in Active Representatives.

First-Quarter 2018 Cash Flow Review (compared with first-quarter 2017)

•
Net cash used by operating activities of continuing operations was $96 million for the three months ended March 31, 2018, compared with $80 million in the same period in 2017. The approximate $16 million increase to net cash used by continuing operating activities was primarily due to an increase in working capital, most significantly from higher inventory levels.

•
Net cash used by investing activities of continuing operations was $27 million for the three months ended March 31, 2018, compared with $22 million in the same period in 2017. The approximate $5 increase to net cash used by continuing investing activities was primarily due to higher capital expenditures.

•
Net cash provided by financing activities of continuing operations was less than $1 million for the three months ended March 31, 2018, compared with net cash used by financing activities of continuing operations of $5 million in the same period in 2017. The approximate $6 million benefit to net cash provided (used) by continuing financing activities was primarily due to lower repurchases of common stock relating to employee stock compensation.

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Conference call
Avon will conduct a conference call at 9:00 a.m. Eastern Time today to discuss its quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or +1 (706) 643-1815 from non-U.S. locations (conference ID number: 8872599). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Avon Investor Relations	Brunswick Group
Gina Grant	Katherine Kim
or	(212) 333-3810
ICR, Inc.	or
Allison Malkin/Caitlin Morahan	Laura Buchanan
(203) 682-8200	+44 207 404 5959
Footnotes
1 "Adjusted" items refer to financial measures that are derived from measures calculated in accordance with GAAP, but which have been adjusted to exclude certain items. Other Adjusted financial measures that the Company refers to include constant dollar ("C$") items. All of these adjusted items are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures." These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's "Non-GAAP Financial Measures" description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the U.S. Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern the Company's outlook and expected results, cost reduction actions and savings, the impact of adopting the new revenue recognition standard, the Company's Transformation Plan and Foundational Initiatives, planned changes to mobile connectivity, data analytics, and performance and service measures, and the impact of foreign currency, taxes and tax rates amongst others. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to improve its financial and operational performance, its ability to achieve the anticipated benefits of the strategic partnership with Cerberus, the impact of the Company's business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in its markets, including fluctuations in foreign currency exchange rates. There can be no assurance that actual results will not differ materially from management's expectations. Therefore, you should not rely on any of these forward-looking statements as predictors of future events. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change
	March 31
	2018	2017
Net sales	$1,309.6	$1,298.1	1%
Other revenue	83.9	35.0
Total revenue	1,393.5	1,333.1	5%
Cost of sales	579.7	517.1
Selling, general and administrative expenses	768.9	786.2
Operating profit	44.9	29.8	51%
Interest expense	36.2	35.1
Interest income	(4.2)	(4.7)
Other expense, net	2.5	6.1
Total other expenses	34.5	36.5
Income (loss), before income taxes	10.4	(6.7)	*
Income taxes	(31.5)	(29.8)
Net loss	(21.1)	(36.5)	42%
Net loss attributable to noncontrolling interests	0.8	—
Net loss attributable to Avon	$(20.3)	$(36.5)	44%
Loss per share:(1)
Basic EPS attributable to Avon	$(0.06)	$(0.10)	40%
Diluted EPS attributable to Avon	(0.06)	(0.10)	40%

Weighted-average shares outstanding:
Basic	440.9	438.6
Diluted	440.9	438.6

* Calculation not meaningful

(1) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities and earnings allocated to convertible preferred stock. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($26.0) and ($41.7) for the three months ended March 31, 2018 and 2017, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31,	December 31,
	2018	2017
Assets
Current Assets
Cash and cash equivalents	$772.5	$881.5
Accounts receivable, net	429.0	457.2
Inventories	697.0	598.2
Prepaid expenses and other	251.0	296.4
Total current assets	2,149.5	2,233.3
Property, plant and equipment, at cost	1,514.8	1,481.9
Less accumulated depreciation	(812.1)	(779.2)
Property, plant and equipment, net	702.7	702.7
Goodwill	100.9	95.7
Other assets	687.3	666.2
Total assets	$3,640.4	$3,697.9
Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$270.8	$25.7
Accounts payable	803.0	832.2
Accrued compensation	121.4	130.3
Other accrued liabilities	401.1	405.6
Sales taxes and taxes other than income	146.3	153.0
Income taxes	8.2	12.8
Total current liabilities	1,750.8	1,559.6
Long-term debt	1,629.6	1,872.2
Employee benefit plans	151.4	150.6
Long-term income taxes	96.6	84.9
Long-term sales taxes and taxes other than income	204.6	193.1
Other liabilities	80.2	84.4
Total liabilities	3,913.2	3,944.8

Series C convertible preferred stock	473.8	467.8

Shareholders’ Deficit
Common stock	190.3	189.7
Additional paid-in capital	2,293.7	2,291.2
Retained earnings	2,252.5	2,320.3
Accumulated other comprehensive loss	(891.0)	(926.2)
Treasury stock, at cost	(4,601.8)	(4,600.0)
Total Avon shareholders’ deficit	(756.3)	(725.0)
Noncontrolling interests	9.7	10.3
Total shareholders’ deficit	(746.6)	(714.7)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,640.4	$3,697.9

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three Months Ended
	March 31
	2018	2017
Cash Flows from Operating Activities
Net loss	$(21.1)	$(36.5)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	20.8	20.5
Amortization	7.1	7.1
Provision for doubtful accounts	43.1	60.8
Provision for obsolescence	9.7	10.2
Share-based compensation	3.8	9.7
Foreign exchange losses (gains)	4.6	(0.9)
Deferred income taxes	1.8	12.3
Other	3.2	6.0
Changes in assets and liabilities:
Accounts receivable	(4.4)	(42.3)
Inventories	(58.4)	(23.5)
Prepaid expenses and other	0.1	10.0
Accounts payable and accrued liabilities	(106.3)	(107.3)
Income and other taxes	(0.9)	1.7
Noncurrent assets and liabilities	0.6	(8.0)
Net cash used by operating activities of continuing operations	(96.3)	(80.2)
Cash Flows from Investing Activities
Capital expenditures	(27.8)	(23.9)
Disposal of assets	0.8	1.6
Net cash used by investing activities of continuing operations	(27.0)	(22.3)
Cash Flows from Financing Activities
Debt, net (maturities of three months or less)	3.6	1.9
Repayment of debt	(0.5)	(1.0)
Repurchase of common stock	(2.7)	(6.2)
Net cash provided (used) by financing activities of continuing operations	0.4	(5.3)
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	—	(3.5)
Net cash used by discontinued operations	—	(3.5)
Effect of exchange rate changes on cash and cash equivalents	13.9	16.9
Net decrease in cash and cash equivalents	(109.0)	(94.4)
Cash and cash equivalents at beginning of year	881.5	654.4
Cash and cash equivalents at end of period	$772.5	$560.0

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Reported				Excluding the impact of adopting ASC 606
	Three Months Ended March 31		US$	C$	US$	C$
	2018	2017	% var. vs 1Q17	% var. vs 1Q17	% var. vs 1Q17	% var. vs 1Q17
Beauty:
Skincare	$389.1	$381.7	2%	(1)%	—%	(3)%
Fragrance	354.0	342.0	4	1	1	(1)
Color	235.7	239.2	(1)	(5)	(3)	(7)
Total Beauty	978.8	962.9	2	(1)	—	(3)
Fashion & Home:
Fashion (jewelry/watches/apparel/ footwear/accessories/children's)	188.6	191.9	(2)	(5)	(3)	(6)
Home (gift & decorative products/housewares/ entertainment & leisure/children's/nutrition)	129.4	133.1	(3)	(3)	(5)	(6)
Total Fashion & Home	318.0	325.0	(2)	(4)	(4)	(6)
Net sales from reportable segments	1,296.8	1,287.9	1	(2)	(1)	(4)
Other revenue from reportable segments	75.7	25.4	*	*	*	*
Total revenue from reportable segments	1,372.5	1,313.3	5	2	(1)	(4)
Total revenue from Other operating segments and business activities	21.0	19.8	6	4	(1)	(3)
Total revenue	$1,393.5	$1,333.1	5	2	(1)	(4)

*Calculation not meaningful

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the most directly comparable financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED MARCH 31, 2018
	Reported (GAAP)	CTI restructuring initiatives	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,393.5	$—	$—	$1,393.5
Cost of sales	579.7	0.6	—	579.1
Selling, general and administrative expenses	768.9	10.3	—	758.6
Operating profit	44.9	10.9	—	55.8
Income before income taxes	10.4	10.9	—	21.3
Income taxes	(31.5)	(2.1)	9.2	(24.4)
Net loss	$(21.1)	$8.8	$9.2	$(3.1)

Diluted EPS	$(0.06)			$(0.02)

Gross margin	58.4%	—	—	58.4%
SG&A as a % of revenues	55.2%	(0.8)	—	54.4%
Operating margin	3.2%	0.8	—	4.0%
Effective tax rate	*			*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED MARCH 31, 2017
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Total revenue	$1,333.1	$—	$1,333.1
Cost of sales	517.1	(0.1)	517.2
Selling, general and administrative expenses	786.2	10.1	776.1
Operating profit	29.8	10.0	39.8
(Loss) income before income taxes	(6.7)	10.0	3.3
Income taxes	(29.8)	(1.0)	(30.8)
Net loss	$(36.5)	$9.0	$(27.5)

Diluted EPS	$(0.10)		$(0.07)

Gross margin	61.2%	—	61.2%
SG&A as a % of revenues	59.0%	(0.8)	58.2%
Operating margin	2.2%	0.8	3.0%
Effective tax rate	*		*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions, except per share data)

Approximate Impact of Foreign Currency
First-Quarter 2018
	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Year-on-Year impact on Reported (GAAP) results:
Total revenue	3 pts
Operating profit - transaction	$(5)	$—
Operating profit - translation	5	0.01
Total operating profit	$—	$—
Operating margin	0 bps
Revaluation of working capital	$—	$—
Diluted EPS		$—

Year-on-Year impact on Adjusted (Non-GAAP) results:
Adjusted operating profit - transaction	$(5)	$—
Adjusted operating profit - translation	5	0.01
Total Adjusted operating profit	$—	$—
Adjusted operating margin	0 bps
Revaluation of working capital	$—	$—
Adjusted diluted EPS		$—

Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 12

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

The Company adopted ASC 606, as a cumulative-effect adjustment to retained earnings, as of January 1, 2018. Comparative information for prior periods has not been restated. Therefore, this supplemental schedule provides balances without the adoption of ASC 606 to enhance comparability to the prior year.
The cumulative-effect adjustment was comprised of the following:

•	a reduction to retained earnings of $52.7 before taxes ($41.1 after tax), with a corresponding impact to deferred income taxes of $11.6;

•	a reduction to prepaid expenses and other of $54.9;

•	an increase to inventories of $39.3; and

•
an increase to other accrued liabilities of $37.1 due to the net impact of the establishment of a contract liability of $91.8 for deferred revenue where our performance obligations are not yet satisfied, which is partially offset by a reduction in the sales incentive accrual of $54.7.

The impact of the change in accounting standard on first-quarter 2018 performance is:

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Statements of Operations	Per consolidated financial statements	Adjustments		Balances excluding the impact of adopting ASC 606
Revenue
Net sales	$1,309.6	$(25.4)	(1)	$1,284.2
Other revenue	83.9	(54.9)	(2)	29.0
Total revenue	1,393.5	(80.3)		1,313.2

Costs and expenses
Cost of sales	579.7	(73.0)	(3)	506.7
Selling, general and administrative expenses	768.9	11.8	(4)	780.7
Operating profit	44.9	(19.1)		25.8
Income (loss) before income taxes	10.4	(19.1)		(8.7)
Income taxes	(31.5)	3.8		(27.7)
Net loss	(21.1)	(15.3)		(36.4)
Net loss attributable to Avon	(20.3)	(15.3)		(35.6)
(1) Primarily relates to net impact of the timing of recognition of sales incentives.
(2) Relates to Representative fees (primarily brochure fees, late payment fees and certain other fees), which were reclassified from SG&A. Brochure fees were also impacted by the timing of recognition.
(3) Primarily relates to the cost of sales incentives and the cost of brochures paid for by Representatives, both of which were reclassified from SG&A and were also impacted by the timing of recognition.
(4) Primarily relates to the cost of sales incentives, which were reclassified to cost of sales and were also impacted by the timing of recognition. This was partially offset by Representative fees, which were reclassified to other revenue.

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	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Balance Sheets	Per consolidated financial statements	Adjustments		Balances excluding the impact of adopting ASC 606
Assets
Accounts receivable, net	$429.0	$(6.3)	(1)	$422.7
Inventories	697.0	(41.2)	(2)	655.8
Prepaid expenses and other	251.0	50.6	(2)	301.6
Total current assets	2,149.5	3.1		2,152.6
Other assets	687.3	(11.6)	(3)	675.7
Total assets	3,640.4	(8.5)		3,631.9

Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Other accrued liabilities	401.1	(29.6)	(4)	371.5
Income taxes	8.2	(3.8)		4.4
Total current liabilities	1,750.8	(33.4)		1,717.4
Other liabilities	80.2	(1.6)		78.6
Total liabilities	3,913.2	(35.0)		3,878.2
Retained earnings	2,252.5	25.8	(5)	2,278.3
Accumulated other comprehensive loss	(891.0)	.7		(890.3)
Total Avon shareholders’ deficit	(756.3)	26.5		(729.8)
Total shareholders’ deficit	(746.6)	26.5		(720.1)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	3,640.4	(8.5)		3,631.9
(1) Relates to sales returns, which were reclassified from a reduction of accounts receivable to a refund liability (within other accrued liabilities) and a returns asset (within prepaid expenses and other).
(2) Primarily relates to sales incentives and brochures, both of which were reclassified from prepaid expenses and other to inventories, and were also impacted by the timing of recognition. In addition, prepaid expenses and other was impacted by the timing of recognition of brochures, as well as the reclassification of sales returns (described above).
(3) Relates to deferred tax assets associated with the cumulative-effect adjustment.
(4) Primarily relates to the contract liability for sales incentives, which is partially offset by the lower accrual for sales incentives. In addition, other accrued liabilities was impacted by the reclassification of sales returns (described above).
(5) Relates to the $41.1 cumulative-effect adjustment upon adoption of ASC 606, partially offset by the $15.3 net loss adjustment.

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Statements of Cash Flows	Per consolidated financial statements	Adjustments	Balances excluding the impact of adopting ASC 606
Net loss	$(21.1)	$(15.3)	$(36.4)
Changes in assets and liabilities:
Accounts receivable	(4.4)	(2.3)	(6.7)
Inventories	(58.4)	1.9	(56.5)
Prepaid expenses and other	.1	1.1	1.2
Accounts payable and accrued liabilities	(106.3)	18.9	(87.4)
Income and other taxes	(.9)	(3.8)	(4.7)
Noncurrent assets and liabilities	.6	(.5)	.1

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Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with GAAP, the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at constant exchange rates, which are updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-dollar growth rates.
The Company also presents cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income (loss) before taxes, income taxes, net income (loss), diluted earnings (loss) per share and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided quantitative reconciliations of the Non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. See "Supplemental Schedule - Non-GAAP Financial Measures" within this release for these quantitative reconciliations.
In addition, the Company defines free cash flow as net cash used by operating activities of continuing operations less capital expenditures.
The Company uses Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of: 1) CTI restructuring initiatives; and 2) one-time tax reserves associated with the Company's uncertain tax positions ("Special tax items").
The Special tax items include the impact on the provision for income taxes in the Consolidated Statements of Operations during 2018 due to one-time tax reserves of approximately $9 million associated with the Company's uncertain tax positions.

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